Exhibit 99.1

News Release

Media Contacts:	Ron Rogers	Investor Contacts:	Carol Ferguson
	(908) 423-6449		(908) 423-4465

	Steve Cragle		Justin Holko
	(908) 423-3461		(908) 423-5088

Merck Announces Third-Quarter 2012 Financial Results

•                  2012 Third-Quarter Non-GAAP EPS Increased to $0.95, Excluding Certain Items; GAAP EPS of $0.56

•                  Worldwide Sales of $11.5 Billion, a Decrease of 4 Percent; Comparable to Third-Quarter 2011 Sales, Excluding the Unfavorable Impact of Foreign Exchange

•                  Double-Digit Global Sales Growth for JANUVIA, JANUMET, GARDASIL, VICTRELIS, ZOSTAVAX and ISENTRESS; Offset by the Decline in SINGULAIR Sales Following Patent Expiry in the United States

•                  Anticipates Multiple New Product Submissions in 2012-2013, Including Suvorexant and Odanacatib

•                  Narrows 2012 Full-Year Non-GAAP EPS Target to $3.78 to $3.82, Excluding Certain Items; GAAP EPS Range of $2.08 to $2.24

WHITEHOUSE STATION, N.J., Oct. 26, 2012 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2012.

$ in millions, except EPS amounts	Third Quarter 2012	Third Quarter 2011
Sales	$11,488	$12,022
GAAP EPS	0.56	0.55
Non-GAAP EPS that excludes items listed below[1]	0.95	0.94
GAAP Net Income[2]	1,729	1,692
Non-GAAP Net Income that excludes items listed below[1,2]	2,932	2,908

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the third quarter of $0.95 exclude acquisition-related costs and restructuring costs.

1                   Merck is providing certain 2012 and 2011 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Table 2a  including the related footnotes, attached to this release.

2                   Net income attributable to Merck & Co., Inc.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables below. Year-to-date results can be found in the attached tables.

	Third Quarter 2012			Third Quarter 2011
$ in millions, except EPS amounts	Net Income[2]	EPS		Net Income[2]	EPS
GAAP	$1,729	$0.56		$1,692	$0.55
Difference	1,203	0.39	[3]	1,216	0.39	[3]
Non-GAAP that excludes items listed below[1]	$2,932	$0.95		$2,908	$0.94

$ in millions	Third Quarter 2012	Third Quarter 2011
Acquisition-related costs[4]	$1,340	$1,363
Restructuring costs	163	277
Other[5]	—	(137)
Net decrease (increase) in income before taxes	1,503	1,503
Estimated income tax (benefit) expense	(300)	(287)
Decrease (increase) in net income	$1,203	$1,216

“Our strong global sales this quarter offset the impact of the SINGULAIR patent expiry in the U.S.,” said Kenneth C. Frazier, chairman and chief executive officer of Merck.  “We will continue to drive value for our customers and shareholders through Merck’s four-part strategy of executing on our core business, expanding geographically in high-growth markets, extending our complementary businesses and excelling at managing our costs while investing for growth.  With our robust pipeline, we remain on target to submit multiple new products for marketing approval between now and the end of 2013, including suvorexant for insomnia, odanacatib for osteoporosis and TREDAPTIVE for multiple lipid parameters.”

Select Revenue Highlights

Worldwide sales were $11.5 billion for the third quarter of 2012, a decrease of 4 percent. Excluding the unfavorable impact of foreign exchange, sales were comparable with the third quarter of 2011.  Strong growth of key products offset the negative impact of the August 2012 loss of market exclusivity for SINGULAIR (montelukast sodium) in the United States.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health and consumer care products.

3              Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares.

4              Includes expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges.  Also includes integration and other costs associated with mergers and acquisitions.

5              Amount for 2011 includes a gain on the divestiture of the company’s interest in the Johnson & Johnson°Merck Consumer Pharmaceuticals Company joint venture.

$ in millions	Third Quarter 2012	Third Quarter 2011	Change
Total Sales	$11,488	$12,022	-4%
Pharmaceutical	9,875	10,354	-5%
JANUVIA	975	846	15%
ZETIA	645	614	5%
SINGULAIR	602	1,336	-55%
GARDASIL	581	445	31%
REMICADE	490	561	-13%
VYTORIN	423	469	-10%
JANUMET	405	350	16%
ISENTRESS	399	343	16%
PROQUAD, M-M-R II and VARIVAX	396	391	1%
COZAAR/HYZAAR	295	404	-27%
Animal Health	815	826	-1%
Consumer Care	451	421	7%
Other Revenues	347	421	-17%

Pharmaceutical Revenue Performance

Third-quarter pharmaceutical sales declined 5 percent to $9.9 billion, including a 5 percent negative impact due to foreign exchange.  Strong sales growth for GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant], JANUVIA (sitagliptin), VICTRELIS (boceprevir), ZOSTAVAX (zoster vaccine live), ISENTRESS (raltegravir), and JANUMET (sitagliptin/metformin hydrochloride) offset the expected declines in sales of SINGULAIR, COZAAR (losartan potassium) and HYZAAR (losartan potassium and hydrochlorothiazide).

Sales from emerging markets accounted for approximately 20 percent of pharmaceutical sales in the third quarter.  Sales growth in the emerging markets is being driven by primary care and women’s health, vaccines, hospital and specialty, and diversified brands.  China continues to be a key driver with 19 percent growth for the third quarter, including a 1 percent benefit from foreign exchange.

Worldwide sales of the combined diabetes franchise of JANUVIA/JANUMET, medicines that help lower blood sugar levels in adults with type 2 diabetes, grew 15 percent to $1.4 billion in the third quarter of 2012 primarily driven by growth in the United States and Japan.

Sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, declined 1 percent to $1.1 billion in the third quarter driven by lower sales of VYTORIN, partially offset by growth of ZETIA in the United States.

Worldwide sales of SINGULAIR, a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, declined $734 million, or 55 percent, to $602 million in the third quarter of 2012.  The patent for SINGULAIR expired in the United States on Aug. 3, 2012 and will expire in major European markets in February 2013.  The company is experiencing a significant and rapid reduction in sales in the United States and expects a similar decline in Europe following patent expiry there.  SINGULAIR will retain marketing exclusivity in Japan until 2016.

Sales recorded by Merck for GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), increased 31 percent to $581 million for the quarter driven by greater uptake in males in the United States and favorable performance in the emerging markets.

Combined sales of REMICADE (infliximab) and SIMPONI (golimumab), treatments for inflammatory diseases, declined 9 percent to $576 million for the third quarter of 2012.  The combined sales grew 4 percent excluding foreign exchange.

ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, grew 16 percent to $399 million in the third quarter driven by strong growth in the United States and the emerging markets.

Global sales of Merck’s antihypertensive medicines COZAAR and HYZAAR were down 27 percent to $295 million in the third quarter of 2012 due to the loss of market exclusivity in the United States and major European markets in 2010.

Sales of ZOSTAVAX, a vaccine for the prevention of herpes zoster, grew 87 percent to $202 million in the quarter.  Growth this quarter was due to a positive response to supply availability and increased promotional efforts in the United States.

Sales of VICTRELIS, the company’s oral hepatitis C virus NS3/4A protease inhibitor, grew to $149 million in the quarter versus $31 million last year as the product continues to launch.  VICTRELIS is approved in 64 countries and has launched in 31 of those markets.

Animal Health Revenue Performance

Animal Health sales totaled $815 million for the third quarter of 2012, a 1 percent decrease compared with the third quarter of 2011, which includes an 8 percent negative impact due to foreign exchange.  Excluding the negative impact of foreign exchange, performance was driven by the cattle, poultry and companion animal segments.  The Animal Health division launched the ACTIVYL line of products in the United States, which is an important addition to the companion animal product line.

Consumer Care Revenue Performance

Third-quarter global sales of Consumer Care were $451 million, an increase of 7 percent compared to the third quarter of 2011, including a 3 percent negative impact due to foreign exchange.  The increase was primarily driven by the DR. SCHOLL’S footcare line and COPPERTONE suncare line.

Other Revenue Performance

Other revenues – primarily comprised of alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales – declined 17 percent to $347 million.  The change was driven largely by lower revenue from AstraZeneca LP (AZLP) recorded by Merck, which declined 15 percent to $255 million, as well as by lower third-party manufacturing sales.

Third-Quarter Expense and Other Information

The costs detailed below totaled $9.2 billion on a GAAP basis during the third quarter of 2012 and include $1.5 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- Related Costs[4]	Restructuring Costs	Non-GAAP[1]
Third Quarter 2012
Materials and production	$4,137	$1,232	$60	$2,845
Marketing and administrative	3,063	68	25	2,970
Research and development	1,918	40	(32)	1,910
Restructuring costs	110	—	110	—

Third Quarter 2011
Materials and production	$4,352	$1,284	$99	$2,969
Marketing and administrative	3,340	57	31	3,252
Research and development	1,954	22	28	1,904
Restructuring costs	119	—	119	—

The gross margin was 64.0 percent for the third quarter of 2012 and 63.8 percent for the third quarter of 2011, reflecting 11.2 and 11.5 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above.

Marketing and administrative expenses, on a non-GAAP basis, were $3.0 billion in the third quarter of 2012, a decrease from $3.3 billion in the third quarter of 2011.  The decrease was primarily due to foreign exchange and productivity measures.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.9 billion in the third quarter of 2012, which is in line with the third quarter of 2011.

Equity income from affiliates was $158 million for the third quarter of 2012, which primarily reflects the performance of AZLP and Sanofi Pasteur MSD.

Other (income) expense, net was $200 million of expense in the third quarter of 2012, compared to $66 million of expense in the third quarter of 2011.  The third quarter of 2011 reflects a $136 million gain on the divestiture of the company’s interest in the Johnson & Johnson°Merck Consumer Pharmaceuticals Company joint venture.

The GAAP effective tax rate of 20.5 percent for the third quarter of 2012 reflects the impact of acquisition-related costs and restructuring costs.  The non-GAAP effective tax rate, which excludes these items, was 20.3 percent for the quarter.  Both the GAAP and non-GAAP effective tax rates reflect the favorable impacts of a settlement with a foreign tax authority and the realization of foreign tax credits.

Key Developments

The company noted the following developments:

•                  In October, entered into an exclusive worldwide licensing agreement for AiCuris’ late-stage antiviral candidate for the treatment and prevention of human cytomegalovirus infection in transplant recipients;

•                  Completed a study of sugammadex, a neuromuscular blocker reversal agent, to assess bleeding risk when co-administered with anticoagulants in a surgical setting.  The company remains on track to resubmit sugammadex to the FDA this year;

•                  Announced results from a Phase II trial for odanacatib, an investigational cathepsin K inhibitor in development for the treatment of osteoporosis in post-menopausal women.  In that Phase II trial, odanacatib significantly increased bone mineral density over a two-year period in patients previously treated with alendronate;

•                  Presented Phase IIb data for MK-3102, the company’s investigational once-weekly DPP-4 inhibitor in development for the treatment of type 2 diabetes. MK-3102 significantly lowered blood sugar in this 12-week study compared with placebo, with an incidence of symptomatic hypoglycemia that was similar to placebo, in patients with type 2 diabetes.  The company has initiated the Phase III clinical program;

•                  Presented new clinical data for suvorexant that showed patients who had been taking suvorexant for 12 months and were then switched to placebo for two months saw their insomnia return, but clinically meaningful withdrawal symptoms and rebound insomnia did not emerge;

•                  Announced plans to file applications for vorapaxar, an investigational anti-thrombotic medicine, in the United States and Europe in 2013.  The company will seek an indication for the prevention of cardiovascular events in patients with a history of heart attack and no history of transient ischemic attack or stroke.

Financial Targets

Merck narrows the range of full-year 2012 non-GAAP EPS to be between $3.78 and $3.82 and the 2012 GAAP EPS range to be $2.08 to $2.24.  The 2012 non-GAAP range excludes acquisition-related costs and costs related to restructuring programs.

Merck continues to expect full-year 2012 revenues to be at or near 2011 levels on a constant currency basis.  At current exchange rates, sales would be affected unfavorably by approximately 1 percent for the fourth quarter and more than 2 percent for the full year.

In addition, the company expects full-year 2012 non-GAAP R&D expenses to be higher than the 2011 level.  The company continues to expect the full-year 2012 non-GAAP tax rate to be approximately 25 percent.

A reconciliation of anticipated 2012 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.

$ in millions, except EPS amounts	Full-Year 2012
GAAP EPS	$2.08 to $2.24
Difference[3]	1.70 to 1.58
Non-GAAP EPS that excludes items listed below	$3.78 to $3.82

Acquisition-related costs[4]	$5,300 to $5,100
Restructuring costs	1,100 to 800
Net decrease (increase) in income before taxes	6,400 to 5,900
Estimated income tax (benefit) expense	(1,160) to (1,050)
Decrease (increase) in net income	$5,240 to $4,850

Total Employees

As of Sept. 30, 2012, Merck had approximately 84,000 employees worldwide.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s third-quarter earnings conference call today at 8 a.m. EDT by visiting Merck’s Internet site, www.merck.com/investors/events-and-presentations/home.html.  Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782.  Journalists are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917.  A replay of the call will be available starting at 11 a.m. EDT today for approximately one week.  To listen to the replay, dial (404) 537-3406 or (855) 859-2056 and enter ID No. 30586503.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that all of the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2011 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
				Sep YTD	Sep YTD
	3Q12	3Q11	% Change	2012	2011	% Change
Sales	$11,488	$12,022	-4%	$35,530	$35,753	-1%
Costs, Expenses and Other
Materials and production (1)	4,137	4,352	-5%	12,286	12,695	-3%
Marketing and administrative (1)	3,063	3,340	-8%	9,386	10,029	-6%
Research and development (1)	1,918	1,954	-2%	5,944	6,048	-2%
Restructuring costs (2)	110	119	-8%	473	773	-39%
Equity income from affiliates (3)	(158)	(161)	-2%	(410)	(354)	16%
Other (income) expense, net (1)(4)	200	66	*	446	809	-45%
Income Before Taxes	2,218	2,352	-6%	7,405	5,753	29%
Income Tax Provision	455	628		2,055	904
Net Income	1,763	1,724	2%	5,350	4,849	10%
Less: Net Income Attributable to Noncontrolling Interests	34	32		89	89
Net Income Attributable to Merck & Co., Inc.	$ 1,729	$ 1,692	2%	$ 5,261	$ 4,760	11%
Earnings per Common Share Assuming Dilution (5)	$ 0.56	$ 0.55	2%	$ 1.71	$ 1.53	12%
Average Shares Outstanding Assuming Dilution	3,079	3,091		3,077	3,102
Tax Rate (6)	20.5%	26.7%		27.8%	15.7%

*100% or greater

(1) Amounts include the impact of acquisition-related costs and restructuring costs. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the third quarter and first nine months of 2011 includes a $136 million gain on the divestiture of the company’s interest in the Johnson & JohnsonºMerck Consumer Pharmaceuticals Company joint venture.  In addition, other (income) expense, net in the first nine months of 2011 includes a charge of $500 million related to the resolution of the arbitration proceeding with Johnson & Johnson and a $127 million gain on the sale of certain manufacturing facilities and related assets.

(5) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $1,729 million and $1,689 million for the third quarter of 2012 and 2011, respectively, and was $5,257 million and $4,748 million for the first nine months of 2012 and 2011, respectively.

(6) The GAAP effective tax rates for the third quarter and first nine months of 2012 were 20.5% and 27.8%, respectively.  Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 20.3% and 23.8% for the third quarter and first nine months of 2012, respectively.  Both the GAAP and non-GAAP effective tax rates for the third quarter and first nine months of 2012 reflect the favorable impacts of a settlement with a foreign tax authority and the realization of foreign tax credits.  The GAAP effective tax rates for the third quarter and first nine months of 2011 were 26.7% and 15.7%, respectively.  Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 23.7% and 24.5% for the third quarter and first nine months of 2011, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

THIRD QUARTER 2012

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP
Sales	$11,488			$—		$11,488
Costs, Expenses and Other
Materials and production	4,137	1,232	60	1,292		2,845
Marketing and administrative	3,063	68	25	93		2,970
Research and development	1,918	40	(32)	8		1,910
Restructuring costs	110		110	110		—
Equity income from affiliates	(158)			—		(158)
Other (income) expense, net	200			—		200
Income Before Taxes	2,218	(1,340)	(163)	(1,503)		3,721
Taxes on Income	455			(300	)(3)	755
Net Income	1,763			(1,203)		2,966
Less: Net Income Attributable to Noncontrolling Interests	34			—		34
Net Income Attributable to Merck & Co., Inc.	$1,729			$(1,203)		$2,932
Earnings per Common Share Assuming Dilution	$0.56					$0.95 (4)
Average Shares Outstanding Assuming Dilution	3,079					3,079
Tax Rate	20.5%					20.3%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.  In the third quarter of 2012, the company recorded an adjustment to accelerated depreciation costs included in research and development expenses revising previously recorded amounts for certain facilities.

(3) Represents the estimated tax impact on the reconciling items.

(4) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,932 million for the third quarter of 2012.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

NINE MONTHS ENDED SEPTEMBER 30, 2012

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP
Sales	$35,530			$—		$35,530
Costs, Expenses and Other
Materials and production	12,286	3,687	148	3,835		8,451
Marketing and administrative	9,386	183	70	253		9,133
Research and development	5,944	176	54	230		5,714
Restructuring costs	473		473	473		—
Equity income from affiliates	(410)			—		(410)
Other (income) expense, net	446			—		446
Income Before Taxes	7,405	(4,046)	(745)	(4,791)		12,196
Taxes on Income	2,055			(848	)(3)	2,903
Net Income	5,350			(3,943)		9,293
Less: Net Income Attributable to Noncontrolling Interests	89			—		89
Net Income Attributable to Merck & Co., Inc.	$5,261			$(3,943)		$9,204
Earnings per Common Share Assuming Dilution	$1.71					$2.99 (4)
Average Shares Outstanding Assuming Dilution	3,077					3,077
Tax Rate	27.8%					23.8%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items.

(4) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $9,198 million for the first nine months of 2012.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2012				2011						% Change	% Change
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	3Q	Sep YTD
TOTAL SALES (1)	$11,731	$12,311	$11,488	$35,530	$11,580	$12,151	$12,022	$35,753	$12,294	$48,047	-4	-1
PHARMACEUTICAL	10,082	10,560	9,875	30,517	9,820	10,360	10,354	30,534	10,755	41,289	-5	—

Primary Care and Women’s Health
Cardiovascular
Zetia	614	632	645	1,891	582	592	614	1,788	640	2,428	5	6
Vytorin	444	445	423	1,312	480	459	469	1,407	475	1,882	-10	-7

Diabetes & Obesity
Januvia	919	1,058	975	2,952	739	779	846	2,364	960	3,324	15	25
Janumet	392	411	405	1,207	305	321	350	977	386	1,363	16	24

Respiratory
Singulair	1,340	1,431	602	3,373	1,328	1,354	1,336	4,018	1,461	5,479	-55	-16
Nasonex	375	293	292	960	373	323	266	962	325	1,286	10	—
Clarinex	134	140	64	337	155	209	128	492	129	621	-50	-32
Asmanex	48	51	42	141	60	47	42	149	57	206	—	-6
Dulera	39	50	52	140	13	25	22	59	37	96	*	*

Women’s Health & Endocrine
Fosamax	184	186	152	522	208	221	215	644	211	855	-29	-19
NuvaRing	146	157	156	459	142	154	159	455	168	623	-2	1
Follistim AQ	116	125	111	352	133	143	129	404	126	530	-14	-13
Implanon	76	85	93	254	60	81	80	220	74	294	16	15
Cerazette	67	72	64	202	59	66	74	199	69	268	-14	2

Other
Maxalt	156	154	166	476	173	131	156	460	178	639	7	3
Arcoxia	112	117	109	338	114	100	108	321	110	431	2	5
Avelox	73	44	30	146	106	61	59	227	95	322	-50	-35

Hospital and Specialty
Immunology
Remicade	519	518	490	1,527	753	842	561	2,156	511	2,667	-13	-29
Simponi	74	76	86	236	54	75	74	203	61	264	15	16

Infectious Disease
Isentress	337	398	399	1,133	292	337	343	972	387	1,359	16	17
PegIntron	162	183	165	510	166	154	163	482	175	657	1	6
Cancidas	145	166	163	474	158	168	150	476	164	640	8	—
Victrelis	111	126	149	387	1	21	31	53	87	140	*	*
Invanz	101	110	118	329	87	103	107	296	110	406	10	11
Primaxin	88	104	109	301	136	136	124	397	119	515	-12	-24
Noxafil	59	66	66	191	55	56	61	171	59	230	9	12

Oncology
Temodar	237	225	227	688	248	234	223	704	230	935	2	-2
Emend	102	145	111	358	87	120	98	305	114	419	12	17

Other
Cosopt / Trusopt	124	105	102	331	114	122	124	360	117	477	-18	-8
Bridion	58	60	68	186	41	47	52	141	60	201	29	32
Integrilin	53	60	48	160	64	56	53	172	57	230	-9	-7

Diversified Brands
Cozaar / Hyzaar	336	337	295	969	426	406	404	1,236	427	1,663	-27	-22
Propecia	108	100	104	312	106	112	112	330	117	447	-7	-5
Zocor	103	96	86	285	127	107	110	345	111	456	-22	-17
Claritin Rx	87	48	47	181	120	65	55	240	74	314	-14	-25
Remeron	57	66	52	175	60	57	65	181	59	241	-19	-3
Proscar	51	55	55	160	60	53	58	171	52	223	-6	-6
Vasotec / Vaseretic	53	49	42	144	57	59	57	173	58	231	-27	-17

Vaccines
Gardasil	284	324	581	1,189	214	277	445	935	274	1,209	31	27
ProQuad, M-M-R II and Varivax	255	316	396	967	244	291	391	927	276	1,202	1	4
RotaTeq	142	142	150	433	125	148	184	457	195	651	-19	-5
Zostavax	76	148	202	426	24	122	108	254	78	332	87	68
Pneumovax	112	101	160	372	79	64	133	276	222	498	20	35

Other Pharmaceutical (2)	1,013	985	1,023	3,031	892	1,064	1,015	2,975	1,064	4,038	1	2

ANIMAL HEALTH	821	865	815	2,501	758	802	826	2,385	868	3,253	-1	5

CONSUMER CARE	554	552	451	1,557	517	541	421	1,479	361	1,840	7	5
Claritin OTC	169	145	118	432	167	134	118	419	92	511	—	3

Other Revenues (3)	274	333	347	955	486	448	421	1,355	310	1,666	-17	-30
Astra	186	223	255	664	322	306	299	928	256	1,184	-15	-28

* 100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above.  Other Vaccines sales included in Other Pharmaceutical were $60 million, $75 million, and $116 million for the first, second, and third quarters of 2012, respectively.  Other Vaccines sales included in Other Pharmaceutical were $54 million, $67 million, $100 million and $62 million for the first, second, third and fourth quarters of 2011, respectively.

(3) Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.